EXHIBIT 4.25

[GRAPHIC OMITTED]
[LOGO - EXFO]



                              EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") dated as of September 1, 2000, is entered into by and between EXFO Electro-Optical Engineering Inc., a corporation having its principal place of business at 465 Godin Avenue, Vanier, Quebec, G1M 3G7, Canada (the "Corporation") and Juan-Felipe Gonzalez (the "Employee").


                               TERMS OF AGREEMENT


In consideration of this Agreement and the continued employment of the Employee by the Corporation, the parties agree as follows :


1.       EMPLOYMENT
         ----------

         The Corporation hereby agrees to continue to employ Employee, on a full-time basis commencing on or about September 1, 2000 to act as Vice-President, International Sales of the Corporation and to perform such acts and duties and furnish such services to the Corporation in connection with and related to that position as is customary for persons with similar positions in like companies. Employee hereby accepts said employment. Employee shall use his best and most diligent efforts to promote the interests of the Corporation; shall discharge his duties in a highly competent manner; and shall devote his full business time and his best business judgement, skill and knowledge to the performance of his duties and responsibilities hereunder. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if such activities do not materially interfere with the services required under this Agreement. Employee shall continue to report to the President and Chief Executive Officer of the Corporation.

         The Employee shall carry out his duties in the Corporation's office indicated in Schedule A.

2.       COMPENSATION AND BENEFITS
         -------------------------

         2.1      SALARY

                  During the term of this Agreement, the Corporation shall pay Employee the remuneration indicated in Schedule A.

         2.2      DISCRETIONARY BONUS

                  During the term of this Agreement, the Employee may participate in such bonus plan or plans of the Corporation as the Board of Directors or its Human Resources Committee may approve for the Employee in addition to the bonuses set forth in Schedule A hereof. Nothing contained in this Section 2.2 shall be construed to require the Board of Directors to approve a bonus plan or in any way grant to Employee the right to receive bonuses not otherwise approved.

         2.3      BENEFITS

                  During the term of this Agreement, the Employee shall receive such benefits as customarily provided to other officers and employees of the Corporation. Details of such benefits as of the date hereof are set forth in Schedule B of this Agreement.

         2.4      VACATION

                  Employee may take paid vacation during each year as set forth in Schedule A at such times as shall be consistent with the Corporation's vacation policies and (in the Corporation's judgement) with the Corporation's vacation schedule for officers and other employees.

         2.5      EXPENSES

                  Pursuant to the Corporation's customary policies in force at the time of payment, Employee shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all reasonable expenses properly incurred by him on the Corporation's behalf in the performance of his duties hereunder.

3.       TERMINATION
         -----------

         3.1      DISABILITY

                  If during the term of this Agreement, Employee becomes ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred and eighty (180) consecutive days, or (b) for more than one hundred eighty (180) days in any consecutive twelve
                  (12) month period and this incapacity has not been remedied by the end of the twelfth (12th) month of such consecutive twelve
                  (12) month period, then the Corporation shall have the right to terminate this Agreement, subject only to the terms of this Agreement and applicable laws, on thirty (30) day's notice to Employee. Termination pursuant to this Section 3.1 shall not affect any rights Employee may otherwise have under any disability insurance policies in effect at the time of such termination.

         3.2      DISCHARGE FOR CAUSE

                  The Corporation may discharge Employee and terminate his employment under this Agreement for cause without further liability to the Corporation. As used in this Section 3.2, "cause" shall mean any or all of the following;

                  (a) gross or wilful misconduct of Employee during the course of his employment;

                  (b) conviction of any criminal offence involving dishonesty, breach of trust or moral turpitude during the term of this Agreement; or

                  (c) Employee's breach of any of the material terms of this Agreement.

         3.3      TERMINATION WITHOUT CAUSE

                  Upon thirty (30) days prior written notice, the Corporation may terminate this Agreement without cause by a majority vote of the Board of Directors of the Corporation except that the Employee, if a Director, shall not be entitled to vote thereon. The Corporation shall incur no liability in this regard except as specifically set forth in Schedule A and that it shall continue to pay Employee the then current base salary and commission (such commission being based on the amount paid to the Employee as commission over the twelve (12) month period preceding the termination) as set forth in Schedule A for a twelve (12) month period after termination if such termination shall occur prior to the events mentioned in
                  Section 3.4, otherwise the terms of Section 3.4 shall apply.

         3.4      TERMINATION FOLLOWING MERGER OR ACQUISITION

                  If the Corporation merges or consolidates with another corporation, if substantially all of the assets of the Corporation are sold, or if a majority of the outstanding stock of the Corporation is acquired by another person and Employee's employment is subsequently terminated by the Corporation or surviving entity other than for cause as described in 3.2, Employee shall be entitled to severance benefits as described below based on length of service with the Corporation:

                  LENGTH OF SERVICE         SEVERANCE BENEFITS

                  0 to 5 years          12 months' remuneration plus health
                                        benefits;

                  more than 5 years     18 months' remuneration plus health
                                        benefits.

                  In addition to the foregoing, any outstanding stock options (including substituted stock options of the acquiring or surviving corporation in such merger or acquisition) which have not vested in accordance with their terms will become fully vested and the Employee may choose to exercise such stock options at the time of such termination, otherwise these stock options shall be automatically terminated immediately following the termination of Employee's employment. For purposes of this Section 3.4, Employee shall be entitled to treat a (i) material demotion in title or function; (ii) a decrease in salary (taking into account both base salary and commission);
                  (iii) a net decrease in the benefit package; or (iv) a change of location as termination under this Section 3.4, but only if Employee expressly so notifies the Corporation and terminates his employment hereunder within thirty (30) days of such demotion or relocation. If Employee is offered a substantially similar position with the surviving entity on the same or better conditions, Employee's refusal to accept such position shall not be treated as subject to this Section 3.4, but rather shall be treated as a voluntary termination by Employee under Section 3.5.

         3.5      VOLUNTARY TERMINATION BY EMPLOYEE

                  In the event of voluntary termination by Employee, Employee shall be entitled only to those amounts that have accrued to the date of termination in accordance with the terms hereof or are expressly payable under the terms of the Corporation applicable benefit plans or are required by applicable law. The Corporation may, in its sole and absolute discretion, confer such other benefits or payments as it determines, but Employee shall have no entitlement thereto.

4.       MISCELLANEOUS
         -------------

         4.1      INSURANCE

                  The Corporation hereby represents that it is presently the holder of directors and officers insurance in an amount and having a coverage that is recommended by its legal advisors and insurance broker as adequate taking into account the status of the Corporation, its size and the nature of its activities. The Corporation undertakes to ensure that such insurance shall remain in force throughout the term of this Agreement and in the event such insurance is cancelled, the Corporation shall immediately advise the Employee in writing.

         4.2      ADDITIONAL AGREEMENTS

                  Upon execution of this Agreement, the Employee shall execute and deliver to the Corporation, unless previously delivered, an Exclusivity, Confidentiality, Assignment of Work Product, Non-Competition and Non-Solicitation Agreement, a copy of which is joined hereto as Annexe C.

         4.3      NOTICES

                  Any notice or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, such other address to which notices to such person shall thereafter be sent.

         4.4      ENTIRE AGREEMENT

                  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter, provided, however that nothing in this Agreement shall affect the Employee's obligations under the Exclusivity, Confidentiality, Assignment Of Work Product, Non-Competition And Non-Solicitation Agreement signed by the Employee.

         4.5      AMENDMENT WAIVER

                  This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

         4.6      BINDING EFFECT, ASSIGNMENT

                  Employee's rights or obligations under this Agreement may not be assigned by Employee. The rights and obligations set forth in this Agreement shall bind and inure to the benefit of the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it as if no such event had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as herein before defined any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         4.7      HEADINGS

                  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         4.8      GOVERNING LAW, INTERPRETATION

                  This Agreement shall be construed in accordance with and governed for all purposes by the laws applicable in the province of Quebec. Service of process in any dispute shall be effective (a) upon the Corporation, if service is made on any officer of the Corporation other than the Employee; (b) upon the Employee, if served at Employee's residence last known to the Corporation with an information copy to the

                  Employee at any other residence, or care of a subsequent employer, of which the Corporation may be aware.

         4.9      FURTHER ASSURANCES

                  Each of the parties agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered and performed at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

         4.10     LANGUAGE

                  This Agreement has been written in English at the express request of the parties. Cette entente a ete redigee en anglais a demande expresse des parties.

         4.11     SEVERABILITY

                  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement



EXFO ELECTRO-OPTICAL
ENGINEERING INC.



BY:  /s/ Germain Lamonde                        /s/ Juan-Felipe Gonzalez
     -------------------                        ------------------------
     GERMAIN LAMONDE                            JUAN-FELIPE GONZALEZ

                                   SCHEDULE A
                                       TO
                    JUAN-FELIPE GONZALEZ EMPLOYMENT AGREEMENT

                      REMUNERATION, VACATION, PLACE OF WORK
                      -------------------------------------


1.       REMUNERATION

         From September 1, 2000 to August 31, 2001:

         (i)      Base salary of US$110,000 per annum.

         (ii) A variable portion of remuneration of US$8,500 per annum upon attainment by the Corporation of 100% of the Health Indicator established by the Board of Directors of the Corporation for that financial year. In the event the Corporation does not fully attain the Health Indicator for the year in question or surpasses the Health Indicator, the variable portion of the remuneration shall be paid in the same proportion as the attainment of the Health Indicator. The variable portion shall be paid twice yearly, after the end of the Corporation's second quarter and after the end of the financial year.

                  In the event the Employee's employment is terminated by the Corporation with cause or the Employee voluntarily terminates his employment, the variable portion of the remuneration shall not be payable for the financial year during which the employment terminated for such reasons.

         (ii) Commission on Total Bookings (as defined in Schedule 4 hereof):

                  During the period from September 1, 2000 to February 28, 2001, commissions will be payable to Employee on a monthly basis in amounts equal to the following percentages of Total Bookings made by the International Sales department in the territory covered by such department:

                     For Total Bookings from US$0 to US$27,900,000 - 0.104% of the Total Bookings figure is payable;

                     For Total Bookings exceeding US$27,900,000 and up to US$46,500,000 - 0.156% of the Total Bookings figure is payable; and

                     For Total Bookings exceeding US$46,500,000 - 0.234% of the Total Bookings figure is payable.

                  During the period from March 1, 2001 to August 31, 2001, commissions will be payable to Employee on a monthly basis in amounts equal to the following percentages of Total Bookings made by the International Sales department in the territory covered by such department including all sales of products of Burleigh Instruments, Inc. ("BII") with the exception of : (a) the products not included in BII's Instrument Division and Nano-Positioning Division; (b) sales from BII to the Corporation; and (c) sales of products of Burleigh Automation Inc. (still to be determined):

                     For Total Bookings from US$0 to US$30,429,000 - 0.095% of the Total Bookings figure is payable;

                     For Total Bookings exceeding US$30,429,000 and up to US$50,715,000 - 0.143% of the Total Bookings figure is payable; and

                     For Total Bookings exceeding US$50,715,000 - 0.214% of the Total Bookings figure is payable.

         (iii) Bonus for improvement of gross margin: (DETAILS TO COME - MAXIMUM OF US$8,500)

         (iv) Quarterly bonus: After the end of each of the Corporation's financial quarters, the Employee shall be paid a bonus of US$2,500 if the following Total Bookings objectives by the International Sales department for each such quarter are attained:

                  1st Quarter: US$8,500,000     3rd Quarter: US$13,100,000
                  2nd Quarter: US$12,000,000    4th Quarter: US$15,250,000.

                  In the event the annual Total Bookings objective for the International Sales department of US$50,715,000 for the financial year ending August 31, 2001 (the "Annual Objective") is attained, notwithstanding the non-attainment of some quarterly objectives, the Employee shall be paid a bonus for the year totalling US$15,000, taking into account any quarterly payments that may have been made for attainment of the quarterly objectives.

         (v) Supplemental bonus: In the event the Total Bookings for the International Sales department for the period from February 1, 2001 to August 31, 2001 attain US$20,000,000, a bonus in the amount of US$100,000 shall be payable to Employee and shall be paid prior to October 31, 2001.

         (vi) Options: The following stock options will be issued to the Employee in accordance with the terms of the Corporation's Stock Option Plan and the terms set forth herein:

                  o 30,000 stock options will be issued to Employee during the financial year ending August 31, 2001 at the closing price of the Corporation's shares the day preceding the grant; one-quarter of these options will vest on the second day following the disclosure of the Corporation's financial results for each of the financial years ended August 31, 2002, 2003, 2004 and 2005; these options will remain in force until the 10th anniversary of the date of grant;

                  o On September 1, 2001, additional stock options, as indicated below, will be issued to Employee in relation to the percentage of attainment of the Annual Objective:

                      - 100% of Annual Objective attained: 10,000 stock options;
                      -    from 101% to 120% of Annual Objective Attained :
                           15,000 stock options;
                      - more than 120% of Annual Objective attained: 20,000 stock options.

         (vii) The provisions governing the payment of commission and the reimbursement of expenses are set forth in Schedule D hereof.

         (viii) Annual reviews of remuneration shall occur on or about every September 1, commencing with September 1, 2001.

2.       LONG TERM BONUS

         If the Employee does not terminate his employment with the Corporation prior to September 25, 2003, he shall receive a bonus in the amount of CDN$750,000 which shall be payable on or before November 15, 2003. For the purposes of this paragraph 2 of Schedule A, the expression "terminate his employment" shall be defined as :

         (i) a very serious or very substantial refusal or neglect, without a valid reason, to execute the functions that the Employee has undertaken to fulfil in the employ of the Corporation and that is not remedied by the Employee after three (3) written notices outlining such default given at lease ten (10) days apart, the Corporation having the burden of proof;

         (ii) the Employee being guilty of theft, fraud or misappropriation of funds from the Corporation;

         (iii) the Employee violating any applicable non-competition obligations;

         (iv)     the Employee holding a second employment; or

         (v)      the Employee resigning from the Corporation.

         For the purposes of this paragraph 2 of Schedule A, termination of employment under the terms of Sections 3.1, 3.3 and 3.4 of this Agreement are expressly excluded from the definition of the expression "terminate his employment".

3.       PLACE OF WORK

         At some time during the twelve (12) month period commencing on September 1, 2000, the Employee shall relocate to the Corporation's newly established office in Singapore and shall continue to perform his duties in the same manner.

         The Corporation shall pay the Employee's reasonable moving expenses to Singapore. In the event the Employee voluntarily terminates his employment or leaves Singapore against the wishes of the Corporation within twenty-four (24) months from the date of moving to Singapore, the Employee shall reimburse the expenses incurred by Employee in moving to Singapore that were paid by the Corporation on a pro rata basis in relation to the percentage of time left in the 24 month period.

         Upon the Employee's move to Singapore, in order to take into account the difference in the cost of living in Singapore, the Employee's annual base salary set forth in paragraph 1 of this Schedule A shall be US$120,752.80, payable 50% in US dollars and 50% in Singapore dollars. Based on the exchange rate of US$1.00 = S$1.7493, the annual base salary payable upon Employee's presence in Singapore shall be US$60,376.40 and S$105,616.99.

4.       VACATION

         Four weeks of paid vacation annually.

                                   SCHEDULE B
                                       TO
                    JUAN-FELIPE GONZALEZ EMPLOYMENT AGREEMENT

                                    BENEFITS
                                    --------



The description below is a summary of the Corporation's present benefit package. It is expected that this package will evolve in the future. Upon the Employee's move to Singapore, these benefits shall be adapted to the context of such country.

1.       The Corporation offers to management a long-term disability plan.

2. Management is covered by collective insurance that is paid by the Corporation in the following proportions : 40%, 60%, 80% and 100% in years 1, 2, 3 and 4 respectively. This insurance covers vision correction, chiropractor, etc. but excludes dental coverage. It also includes life insurance.

3. As concerns the deferred profit-sharing plan, the Corporation automatically contributes 1% of the Employee's salary if the Employee has contributed 2% of his salary.

4. Commencing on the date of residence in Singapore, the Employee shall receive an annual allocation in the amount of US$3,000 for the payment of health insurance.

                                   SCHEDULE C
                                       TO
                    JUAN-FELIPE GONZALEZ EMPLOYMENT AGREEMENT

            EXCLUSIVITY, CONFIDENTIALITY, ASSIGNMENT OF WORK PRODUCT,
                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT
                 ----------------------------------------------



See attached.

            EXCLUSIVITY, CONFIDENTIALITY, ASSIGNMENT OF WORK PRODUCT,
                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT
                               FOR SALES PERSONNEL

The undersigned, Juan Felipe Gonzalez, as Employee of EXFO Electro-Optical Engineering Inc. (hereinafter "EXFO"), expressly agrees to comply with all of the commitments set out below. For the purposes hereof, "EXFO" includes any entities controlled by EXFO.


                                     LOYALTY

         The Employee agrees to use all of his best efforts and diligence in the performance of his duties; he furthermore agrees to loyally promote the interests of EXFO and to devote all of his time and energy to the exclusive service thereof.

                                 CONFIDENTIALITY

         2.1 The Employee acknowledges that, throughout the term of his employment with EXFO, he may, by reason of such employment and his duties, have access to certain confidential information specifically relating to the operation and activities of EXFO, its clients, other employees, management, finances, transactions, marketing of products and services offered by EXFO or, generally, to the business thereof.

         2.2 Consequently, the Employee agrees, throughout the term of his employment and at all times following the termination thereof for any reason whatsoever, to neither disclose, use, communicate, reveal nor make available to any person whomsoever in any manner whatsoever, any Confidential Information produced or held by EXFO, its suppliers or clients unless it is in the performance of his work with, and to the exclusive benefit of, EXFO.

         2.3 If the employee is required by applicable law, stock exchange regulations or court order to disclose any Confidential Information, he shall first notify EXFO in writing sufficiently in advance so as to provide EXFO with reasonable opportunity to seek to prevent such disclosure or to seek to obtain a protective order for such Confidential Information.

         2.4 Without limiting the generality of the foregoing, any information relating to any secret, invention, licence, manufacturing process, know-how, supply source, sales condition of a supplier, components of a product, technique, production and marketing method, price list, client list, discount policy and detail respecting the specific needs of EXFO clients shall be deemed "Confidential Information".

                             OWNERSHIP OF CREATIONS

         3.1 The Employee hereby assigns to EXFO, which accepts, without restriction as to territory, duration or otherwise, any right which is or may be granted to him or acknowledged as his pursuant to any Canadian or foreign legislation regarding patents, copyrights, trade-marks, industrial designs, integrated circuitry topography, protection of know-how, trade secrets, or confidential information, and any other provision of a statute, principle of common law or civil law respecting intellectual property, whether or not such rights are registered, including the right to obtain any protection afforded by law by filing an application for registration or otherwise, with respect to any of the foregoing rights (the "Intellectual Property Rights") with respect to any work (including computer software), invention, trade-mark, industrial design, integrated circuit topography, know-how, trade secret, confidential information or other matter that is or may be protected by an Intellectual Property Right ("Intellectual Property") directly or indirectly developed, carried out or improved by the Employee, either alone or with another person, throughout the term of his employment with EXFO, whether or not during regular business hours, on the work premises or using the property or services of EXFO, and whether such Intellectual Property Rights relate to any product, service, method, or procedure used or operated, or the use or operation of which is contemplated by EXFO or its subsidiaries, as part of the operations and activities of EXFO or its subsidiaries. To the extent that the employee holds any Intellectual Property Rights with respect to any of the Intellectual Property described above, he hereby assigns to EXFO, which accepts, all such Intellectual Property Rights without restriction as to territory, duration or otherwise.

         3.2 Moreover, the Employee waives all of his moral rights with respect to any work protected by copyright in favour of EXFO and any third party authorized by EXFO to use such work.

         3.3 The Employee undertakes to immediately notify EXFO of any Intellectual Property he may develop, carry out or improve and, upon request by EXFO to that effect, undertakes to cooperate, diligently and in good faith, with any patent agent or other professional EXFO may designate for the purposes of identifying said Intellectual Property Rights and, as the case may be, to take any action and prepare or execute any document EXFO may deem necessary or useful to ensure that EXFO may obtain, protect or exercise Intellectual Property Rights relating thereto, or to acknowledge or give full effect to this Agreement; to that end, the Employee appoints EXFO as his exclusive and irrevocable agent to execute, on his behalf, any document the purpose of which is to acknowledge or give full effect to such assignment, including as part, or for the purposes, of any application to obtain, amend or maintain a patent.

         3.4 The Employee acknowledges that any Intellectual Property constitutes confidential information belonging to EXFO, subject to Section 2 hereof.

         3.5 The Employee undertakes, throughout the term of his employment with EXFO, to neither develop, carry out, nor improve, for his own benefit or that of a third party, either alone, jointly or in collaboration with a third party, whether during regular working hours, on the work premises or using the property or services of EXFO, any Intellectual Property regarding any product, service, method or procedure used or operated, or the use or operation of which is contemplated by EXFO or its subsidiaries, as part of the operations or activities of EXFO or its subsidiaries.

                      NON-COMPETITION AND NON-SOLICITATION

         4.1 The Employee acknowledges that the operation of the business of EXFO represents the carrying on of a business in a specific sector requiring highly specialized expertise. As a result, the Employee undertakes not to compete with EXFO or solicit its clients and employees in accordance with the following terms and parameters set forth herein.

         4.2 The Employee agrees, throughout his employment with EXFO, and for a period of eighteen (18) months following termination of his employment with EXFO for any reason whatsoever, to neither directly nor indirectly perform, for his own benefit or that of another person, in any capacity whatsoever, including, but not limited to, as shareholder, employer, employee, principal, representative, agent, franchisee, franchiser, distributor or advisor, any duty or activity in the field of operations of EXFO, namely research, development and the manufacture and sale of fibre optic testing and measuring devices throughout the world, with the exception of Canada and the United States of America, given that EXFO services a clientele spread throughout such territory, in which the Employee carries out his activities and work.

         4.3 The Employee agrees, throughout his employment with EXFO, and for a period of eighteen (18) months following termination of his employment with EXFO for any reason whatsoever, to neither directly nor indirectly, for his own benefit or that of another person, in any capacity whatsoever, including, but not limited to, as shareholder, employer, employee, principal, representative, franchiser, franchisee, distributor or advisor, solicit the clients of EXFO and its employees, nor to authorize the use of his name to solicit said clients or employees and to do no thing that would incite or convince any person to terminate its business relation with EXFO.

         4.4 The Employee acknowledges that the obligations assumed pursuant to this Section 4 are reasonably limited in light of the international nature of competition in the fibre optic field and the clientele and international market which EXFO serves. Moreover, the Employee acknowledges that the obligations set out in this Section are required to protect the legitimate interests of EXFO.

                         COMPENSATION AS FORMER EMPLOYEE

         5.1 If, during the eighteen (18) month period following the end of the Employee's employment by EXFO, the Employee receives a valid offer of employment that he is unable to accept due solely to the non-competition undertaking set forth in Section 4 hereof, and not because of any restrictions otherwise imposed by law, the Employee shall notify EXFO in writing of such firm employment offer, providing a copy of the offer and giving full information as to the identity of the prospective employer and the nature of the proposed duties of the Employee. EXFO shall within ten
                  (10) days after receipt of each such notice either give its written permission for the Employee to accept such employment or advise the Employee of its unwillingness in this regard. During the eighteen (18) month period following the end of his employment with EXFO, the Employee shall not accept any part time or full time employment that would contravene Section 4 hereof without previously obtaining EXFO's written consent or release from the non-competition undertaking set forth in
                  Section 4 hereof.

         5.2 Beginning with the day upon which EXFO shall receive the first of any such written notices from the Employee, if EXFO does not give written permission for the Employee to accept said offered employment, and thereafter until the expiration of the eighteen (18) month period following the end of employment, EXFO shall either:
                  a) give written permission for the Employee to accept a specific offered employment;
                  b) give to the Employee a written release from the non-competition undertaking set forth in article 3 of this Attachment "A"; or
                  c)       compensate the Employee in the following manner :
                           i) if Employee's employment ended for causes of fraud or refusal to operate in good faith in the best interests of EXFO, compensation shall be equivalent to 5% of Employee's base annual salary;
                           ii) if Employee's employment ended for cause of serious lack of performance, compensation shall be equivalent to 25% of Employee's base annual salary;
                           iii) if Employee no longer works for EXFO for any reason other than the reasons set forth in paragraphs i) and ii) above, compensation shall be equivalent to 75% of Employee's base annual salary.

         5.3 Compensation paid to the Employee under this Section 5 shall be paid monthly based on the annual base salary (exclusive of extra compensation of any kind) that was in force at the time of the termination of the Employee's employment. Each such payment shall be forwarded to the Employee not later than the last day of each calendar month.

         5.4 Once EXFO has commenced remuneration payments in accordance with this Section 5, the Employee shall at all times conscientiously seek suitable employment consistent herewith and shall, within five (5) days after the receipt of each payment from EXFO, advise EXFO in writing regarding his efforts to obtain employment. Failure by the Employee to so advise EXFO shall relieve EXFO of the obligation to send any further payments to the Employee until such information is supplied.

         5.5 Once the period of eighteen (18) months following the end of the employment has expired, EXFO shall have no further obligation to compensate the Employee hereunder and the Employee shall no longer be bound by the non-competition undertaking set forth herein and shall be free to accept any offer of employment that he wishes to accept.

                                    REMEDIES

         The Employee acknowledges that failure to comply with Sections 2 and 4 hereof shall result in serious or irreparable damage which a final judgement will be insufficient to remedy. Consequently, the Employee acknowledges that, in the event of a breach of any one of these Sections, EXFO may immediately resort to appropriate proceedings so as to obtain an interim, interlocutory and permanent injunction order as soon as possible without prejudice to any cause of action for damages.

                               COMPLETE AGREEMENT

         This is the entire agreement between the parties as concerns the subject matter hereof and supersedes and replaces any previous agreement, understanding, undertaking, discussion or representations regarding the subject matter hereof.

                           ACKNOWLEDGEMENT BY EMPLOYEE

         The Employee acknowledges having had sufficient time to examine this Agreement and to ask any question he deemed pertinent, including to his legal counsel, and is thus aware of the scope of his rights and obligations.

                                  SEVERABILITY

         Should any section, phrase, paragraph or part of this Agreement be deemed unenforceable for any reason by any court of competent jurisdiction, such decision shall neither amend the remainder of this Agreement nor render it void.

                                  GOVERNING LAW

         This Agreement shall be governed and interpreted in accordance with legislation in effect in the territory of the Province of Quebec and with any law of Canada applicable therein.

                              LANGUAGE OF AGREEMENT

         This Agreement has been drawn up in the English language at the request of the parties hereto. La presente convention a ete redigee en langue anglaise a la demande des parties aux presentes.

SIGNED AT ANAHEIM, CALIFORNIA, USA ON THIS 22ND DAY OF MARCH 2000.

                                        /s/ Juan-Felipe Gonzalez
                                        ------------------------

                                   SCHEDULE D
                                       TO
                    JUAN-FELIPE GONZALEZ EMPLOYMENT AGREEMENT

                   TERMS RELATING TO THE PAYMENT OF COMMISSION
                   -------------------------------------------



1.       DEFINITIONS

         In this Schedule D, the following terms shall have the meanings set forth hereinbelow:

         "Total Bookings" shall mean the total amount of Orders received from any defined territory, as calculated using the Net Invoice Price, to the extent that the Order is accepted by the Corporation in accordance with the terms of paragraph 4 of this Schedule D.

         "Net Invoice Price" shall mean the total price at which an Order is invoiced to the customer including any increase or decrease in the amount of the Order, but excluding commissions payable to distributors, shipping costs, mailing costs, taxes, custom duties, transportation, insurance, duties and any allowances or discounts granted to the customer by the Corporation.

         "Order" shall mean any commitment received from the defined territory to purchase products that the Corporation is in a position to manufacture or which is subject to split commission in accordance with paragraph 3 of this Schedule D.

2.       COMPUTATION AND PAYMENT OF COMMISSION

         Commission is payable at the end of the month following the month in which the Order is accepted, except in case of termination of this Agreement, in which case the Corporation may withhold payment of commission in accordance with the terms set forth in paragraph 5 of this Schedule D.

         At the time of payment of commission to Employee, the Corporation will provide to Employee a monthly commission statement showing commissions earned during the month, with invoice numbers, copy of invoices, customer names and commission to be paid on invoices where commission applies to sales achieved in the applicable quarter.

         Commission is not payable on amounts received in payment for compliance testing, repairs and reworks, research and development, engineering, special tooling and non-recurring start-up costs.

         The following amounts shall be deducted from any amounts of commission due to Employee:

         i) an amount equal to commission previously paid or credited on sales of the Corporation's products which have since been returned by the customer or on allowances credited to the customer for any reason by the Corporation; and

         ii) an amount equal to commission previously paid or credited on a sale for which the Corporation shall not have been fully paid by the customer whether by reason of the customer's bankruptcy, insolvency, or any other reason which, in the Corporation's judgement, renders the account uncollectible at anytime. If any such uncollectible accounts were eventually collected by the Corporation, the Corporation shall pay Employee the percentage of commission applicable at the time of the original sale upon the net proceeds of such collection.

3.       COMMISSION SPLIT

         When engineering, the execution of an Order, or a shipment involves both territories not part of the territory covered by the International Sales department and the territory covered by the International Sales department, the Corporation will split the amount of the Order accounted in the Total Bookings between the territories involved as follows:

         (i) 40% of the amount of the Order shall be credited to the department or employee, as applicable, in whose territory the products were engineered or specifications were prepared;

         (ii) 40% of the amount of the Order shall be credited to the department or employee, as applicable, to whose territory the product is shipped;

         (iii) 20% of the amount of the Order shall be credited to the department or employee, as applicable, in whose territory the Order is executed.

         The Corporation will make this determination and advise the interested parties, usually at the time the Order is accepted by the Corporation. The amount payable as commission in such a case shall never exceed the amount of commission which would have been payable if only one territory had been involved.

4.       ACCEPTANCE OF ORDER

         The following conditions shall be fulfilled before acceptance by the Corporation of an Order: (i) all Orders shall be confirmed to the Corporation by the purchaser/buyer with a purchase order number, (ii) the Corporation shall have received confirmation of the "ship to" and "bill to" addresses and the telephone number of the purchaser/buyer and of the end user, (iii) an authorized officer of the Corporation at its principal shall have accepted the Order, and (iv) the credit department of the Corporation shall have accepted the Order.

         The Employee shall provide the Corporation with all information which may be necessary to pay commission due to the local sales representatives, collect amounts due from purchasers/buyers, maintain customers in its data base, etc.

5.       PAYMENT OF COMMISSION AND EXPENSES IN CASE OF TERMINATION

         In the event of the termination of this Agreement, payment of commission and reimbursement of expenses will be made by the Corporation as follows:

         (i) COMMISSION: any commission that may be payable for Orders received before the date of termination shall be withheld by the Corporation until the occurrence of the latest of the following events:

                  (a) all samples or demonstrators of products and all documentation and equipment, including hardware and software, belonging to the Corporation that may be in the Employee's possession have been returned to the Corporation;

                  (b) the expiration of a 90 day period following the date of termination.

         (ii) REIMBURSEMENT OF EXPENSES: any reimbursement of expenses incurred before the date of the termination that may be payable shall be withheld by the Corporation until the occurrence of the latest of the following events:

                  (a) all samples or demonstrators of products and all documentation and equipment, including hardware and software, belonging to the Corporation that may be in the Employee's possession have been returned to the Corporation;

                  (b) the expiration of a 90 day period following the date of termination.

                  It is understood that reimbursement of expenses is not payable by the Corporation until it has received a duly completed expense report and full supporting documents and has had a reasonable period of time to review the expense report and the supporting documents.